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                 AGREEMENT FOR THE SALE OF PAY TELEPHONE ROUTE

This AGREEMENT is made and entered into by and between Alpha Telcom, Inc., an Oregon Corporation, or its designee, hereinafter referred to as "Buyer," and ChoiceTel Communications, Inc. a Minnesota Corporation, and Jeff Paletz, its President, hereinafter collectively referred to as "Seller," and is made with reference to the following facts:

       1. Seller owns approximately 930 pay telephone locations in the State of Pennsylvania, under the trade name Jay Telephone Vending, more particularly described on Exhibit "A," which is attached hereto and incorporated herein by this reference, and desires to sell the same to Buyer pursuant to the terms set forth herein; and,

       2. Buyer is in the business of owning, maintaining, and servicing pay telephones in Oregon and elsewhere; and,

       3. Buyer desires to purchase from Seller, upon the terms and conditions contained herein, the pay telephones and associated locations and contracts memorialized by Exhibit A.


       NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

       1. Upon completion of the sale referred to herein, Seller will sell and transfer all of its right, title, and interest in and to the approximately 930 pay telephones and locations together with all associated site or location contracts, for the agreed price of $2400.00 per approved location, a total of $2,232,000.00, adjusted to final count.


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        2. The terms of this sale are as follows:

           a. $50,000.00 earnest money paid upon execution of this Agreement, paid into an approved escrow account acceptable to Seller; and,

           b.  Balance all cash to Seller upon closing.


        3. Due Diligence Inspection. Buyer will complete its due diligence inspection on or before February 15, 2000. Seller will cooperate with Buyer in providing all information to Buyer to complete its Due Diligence Inspection, including, but not limited to, revenue and expense records for the pay telephone locations, all site location contracts, and any other reasonable information requested by Buyer to complete its Due Diligence Inquiry. In addition, Seller shall provide Buyer with site location addresses so that Buyer may make a physical inspection of the pay telephones and locations. Seller represents that the information provided to Buyer in connection with Buyer's Due Diligence Inspection will be complete and accurate when provided and accurately represents the state and condition of Seller's pay telephones being sold hereby.

        4. Due Diligence shall be deemed to be successfully completed when Buyer advises Seller that all of the pay telephones listed on Exhibit A are acceptable to Buyer.

        5. Upon successful completion of Buyer's Due Diligence as contemplated herein, $25,000.00 of the deposit placed into escrow shall become non-refundable. Should Buyer fail to close escrow after successful completion of Due Diligence, the parties agree that damages to Seller are difficult or


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           impossible to ascertain, and $25,000.00 of the deposit shall be forfeited. The balance of the deposit shall forthwith be refunded to Buyer. If Buyer's Due Diligence Inspection is not successfully completed, as defined herein, Buyer shall be entitled to a refund of its entire deposit forthwith.

        6. Unless the parties agree otherwise, this transaction shall close on or before February 29, 2000.

        7. Upon close of this Transaction, Seller shall deliver to Buyer free and clear title to all pay telephones and related equipment. In this regard, Seller agrees to execute a Bill of Sale for all of the telephone sites, equipment, and related contracts currently owned by Seller, in a form agreeable to the parties, and represents that all pay telephones, location agreements, and related equipment will be free and clear of all liens upon closing.

        8. Upon close of this transaction, Seller shall sell, deliver, and transfer to Buyer the right to use the trade name "Jay Telephone Vending" in the pay telephone business. It is contemplated hereby that Buyer will file the necessary papers to do business under Seller's name, wherever desired. Seller will not interfere with Buyer's exclusive right to use the Seller's name in the pay phone industry. In this regard, this paragraph shall restrict Seller from preventing or attempting to prevent Buyer from using the Seller's name in Buyer's pay phone business wherever located.


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        9. The following shall occur as of close of this transaction:

           a. All accounts payable due from Seller relating to the pay telephones being transferred, including but not limited to telephone bills shall be paid by Seller (all such telephone bills shall be superceded to Buyer at close).

           b. All accounts receivable due to Seller, relating to the pay telephones being transferred, which are collected by buyer, shall be prorated based upon date of closing and will be paid to seller when received.

           c. Site commissions for the month prior to closing, due location owners, shall be paid in full by Seller, and Seller shall provide evidence thereof to Buyer.

           d. Site commissions for the month of closing, due location owners, shall be prorated as of the date of closing. In this regard, an amount equal to the Seller's share of these payments shall be estimated at closing by determining an average commission over the six (6) months prior to closing and withholding the same from Seller's proceeds at closing. Buyer shall pay commissions when due and shall provide Seller with a true up for Seller's pro rata share for the month of closing. To the extent that the amount withheld from Seller's proceeds exceeds the amount paid by Buyer on Seller's behalf, Buyer shall forthwith pay Seller the amount over withheld. To the extent that the amount withheld from Seller's proceeds fails to pay Seller's pro rata share of the closing month's commissions, Buyer shall bill Seller, and the amount due shall be paid


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               Buyer forthwith. Buyer shall be responsible for all
               commissions to location owners accruing on or after closing.

            c. Coin in the box shall be collected by Seller on the day prior to closing. In lieu of collecting, Buyer and Seller may elect to rely on polling information concerning said coin in the box as of the day prior to closing; in which case, Buyer shall pay Seller at closing cash to cover coin in the box. All coin in the box after the day prior to closing shall be the property of Buyer.

            e. Dial around revenues due for the First Quarter, 2000, shall be prorated based upon date of closing. Dial around for said period shall be billed and collected by Buyer in the normal course, and Buyer shall pay Seller its pro rata share thereof upon collection of the same.


       10. Upon the close of this transaction, Buyer and Seller shall cooperate in the changeout of any and all locks associated with the pay telephones and associated locations and site agreements. In this regard, Seller shall turn over all keys to the upper and lower housing locks at closing. Buyer shall be responsible for the cost of any change out of any locks.

        11. Upon close of this transaction, Seller shall cooperate fully with Buyer in the transfer of data from Seller to Buyer regarding the approximately 930 pay phones. The data shall be transferred to Buyer via e-mail, if possible, backed up by information placed on disc, or any other manner satisfactory to Buyer and Seller.


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        12. Seller warrants that there are no claims, actions, or proceedings pending or threatened against it, which threaten the assets, which are the subject of this sale. Seller agrees to hold Buyer harmless from any and all litigation which has arisen or might arise from the transaction of any business or as a result of any conduct related to the operation or control of any of the assets subject to this sale prior to close of escrow.

        13. Seller warrants that it has the corporate power to complete this transaction and that this transaction will duly be authorized by the Board of Directors prior to close of escrow.

        14. Seller warrants that it is not a party to any pending insolvency proceeding of any nature, including without limitation bankruptcy, receivership, reorganization, composition, or any arrangement with creditors, whether voluntary or involuntary, and Seller further warrants that it is aware of no condition, which might warrant such action.

        15. Seller warrants that the financial information provided to Buyer during Buyer's Due Diligence inspection is true and correct and accurately reflects the financial condition represented.

        16. Seller warrants that it keeps and maintains adequate policies of fire, casualty, liability, worker's compensation, and other forms of insurance in connection with the conduct of its business. All such policies are in full force and effect in accordance with their terms and will remain in full force and effect at close of escrow.


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        17. Seller warrants that it will continue to conduct business as usual through close of escrow.

        18. Seller warrants that it will provide to Buyer copies of all permits, licenses, orders, certificates, or approvals held by it, which relate to the assets subject to this sale. Seller also warrants that no other permits, licenses, orders, certificates, or approvals are required for the operation of the assets.

        19. Seller warrants that, except as otherwise shown in the financial statements, it has no liability whatsoever or any material nature relating to the assets subject to this sale. Seller further warrants that, as of close of escrow, all of the pay telephones, related sites and locations, enclosures, inventory, and equipment included in this sale are and will be as of close of escrow free and clear of any encumbrances.

        20. Upon close of this Transaction, Seller agrees not to compete with Buyer in the pay telephone business for a period of five (5) years in any of the following areas: The State of Pennsylvania.

        21. The parties hereto agree to cooperate with one another to complete this transaction and to execute any and all documents as may be required to complete this transaction.

        22. The terms and conditions of this AGREEMENT shall inure to the benefit of and shall be binding upon the heirs, assigns, successors, and transferees of each of the parties.


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        23. If any particular provision of this AGREEMENT shall be determined to be unenforceable for any reason, then the remainder of this AGREEMENT shall, nonetheless, be enforceable.


        24. If any litigation shall be initiated to enforce any provision of this AGREEMENT or for the breach of any provision of this AGREEMENT, then the prevailing party in that litigation shall be entitled, in addition to any other remedy available, to the reasonable costs and attorney's fees incurred in connection with that litigation.


DATED:   1-11-2000
       ----------------------------

                                       Alpha Telcom, Inc.



                                       /s/ David G. Winstead
                                       -----------------------------------
                                       By: David G. Winstead,
                                           Vice President

DATED:   1-11-2000
       -----------------------------

                                       ChoiceTel Communications, Inc.


                                       /s/ Jeff Paletz
                                       -----------------------------------
                                       By: Jeff Paletz, President



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